EXHIBIT 5.1


                  OPINION OF ANDREWS KURTH LLP

                        ANDREWS KURTH LLP
                  1717 Main Street, Suite 3700
                      Dallas, Texas  75201
                       Tel:  214-659-4400


                        February 9, 2004


Board of Directors
Adams Golf, Inc.
c/o Adams Golf, Ltd.
300 Delaware Avenue, Suite 572
Wilmington, Delaware 19801

     Re: Adams Golf, Inc. Registration Statement on Form S-8 for the 2002 Equity Incentive Plan

Gentlemen:

     We have acted as counsel to Adams Golf, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on or about February 9, 2004, under the Securities Act of 1933, as amended (the "Securities Act"), relating to 6,653,481 shares of the common stock, par value $0.001 per share (the "Common Stock"), of the Company that will be issued upon the exercise of stock options that have been granted or that may be granted in the future (collectively, the "Options"), or for restricted stock or other stock based awards that may be made in the future (collectively, the "Awards"), under the 2002 Equity Incentive Plan of Adams Golf, Inc. (the "Plan").

     You have requested the opinion of this firm with respect to certain legal aspects of the Registration Statement. In connection therewith, we have examined and relied upon the original, or copies, certified or otherwise identified to our satisfaction, of (1) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company;
(2) minutes and records of the corporate proceedings of the Company with respect to the establishment and approval of the Plan, the granting of certain Options under the Plan, the proposed issuance of shares of Common Stock pursuant to the Plan, and related matters; (3) the Registration Statement and exhibits thereto, including the Plan, and the form of stock option agreements used in connection with certain grants under the Plan,
(4) the Prospectus used in connection with the offering contemplated by the Registration Statement, and (5) the originals or copies of such other documents, instruments and certificates of public officials, officers of the Company and such other persons as we have deemed necessary for the expression of the opinions herein contained. We have also made such investigation of law as we have deemed appropriate as a basis for the opinions expressed below.

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     In making the foregoing examinations, we have assumed the
genuineness of all signatures, the legal capacity of all natural persons and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, and as to the content and form of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company without independent check or verification of their accuracy.

     In rendering the opinions expressed below with respect to the Shares, we have assumed that (i) the Amended and Restated Certificate of Incorporation and Amended and Bylaws of the Company will not have been amended in any manner that would affect any legal conclusion set forth herein and (ii) the form and terms of any and all Options and Awards, the issuance thereof by the Company, and the incurrence and performance of the Company's obligations thereunder or in respect thereof in accordance with the terms thereof, will comply with, and will not violate, the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any applicable law, rule, regulation, order, judgment, decree, award, or agreement binding upon the Company, or to which the issuance, sale and delivery of such Shares, Options or Awards, or the incurrence and performance of such obligations, may be subject, or violate any applicable public policy, or be subject to any defense in law or equity. The opinions expressed below are also subject to possible judicial action giving effect to governmental actions or laws affecting creditors' rights.

     Based upon our examination, consideration of, and reliance on the documents and other matters described above, and subject to the comments and exceptions noted below, we are of the opinion that, assuming (i) the Options granted and to be granted in the future, and Awards to be granted in the future, have been or will be, as the case may be, duly granted in accordance with the terms of the Plan and the Company has taken all necessary action to authorize and approve the issuance of such Shares pursuant to Options and/or Awards, the terms of the offering thereof and related matters, (ii) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who exercise Options or who receive Awards granted under the Plan, (iii) the grant and exercise of Options and the grant of Awards is in accordance with the provisions thereof and in accordance with the provisions of the Plan, and (iv) the consideration for the shares of Common Stock issuable upon the exercise of the Options or grant of the Awards is actually received by the Company as provided in Plan, and such consideration exceeds the par value of such shares and will comply with applicable provisions of the Delaware General Corporation Law and the Delaware Constitution regarding the form and amount of consideration for valid issuance of capital stock, then the shares of Common Stock issued pursuant to the exercise of the Options and/or the grant of such Awards will be validly issued, fully paid and nonassessable.

     This opinion speaks as of its date and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date. For the purposes of the opinions expressed above, we have assumed that, at the time of the issuance and delivery of the Shares, the Company will be validly existing and in good standing under the law of the State of Delaware, it will have full power and authority to execute, deliver and perform its obligations under such Plan, Option, Award and/or board resolution, as the case may be, and there shall have occurred no change in applicable law (statutory or decisional), rule or regulation, or in any other relevant fact or circumstance, that (in any such case) would adversely affect our ability to render at such time an opinion containing the same legal conclusions herein set forth and subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

     We express no opinion other than as to the federal laws of the United States of America, the laws of the State of Texas and the laws of the State of Delaware. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

     This opinion may not be relied upon by any person other than the addressee identified above.

                         Respectfully submitted,

                         /s/  ANDREWS KURTH LLP

                         ANDREWS KURTH LLP